Exhibit 4.6

SHARE PURCHASE AGREEMENT

        THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made as of February 16, 2005 (the “Effective Date”), by and between (i) Formula Systems (1985) Ltd. (“Formula” or the “Company”), an Israeli company, whose shares are traded on Nasdaq and on the Tel-Aviv Stock Exchange (the “TASE”), and (ii) FIMGold, Limited Partnership (the “Investor”), an Israeli limited partnership.

        WHEREAS, the Investor is an Israeli limited partnership owned by (a) FIMGold Ltd. (the “General Partner”), an Israeli private company owned in equal parts by (i) FIMI Opportunity Fund, L.P., a limited partnership formed under the laws of the State of Delaware, and (ii) Ildani Holdings Ltd. (“Iladani”), an Israeli private company wholly owned by Mr. Dan Goldstein (“Goldstein”), the Company’s Chief Executive Office and Chairman of the Board of Directors (the “Board”), and (b) the following limited partners: (i) FIMI Israel Opportunity Fund, Limited Partnership, a limited partnership, formed under the laws of the State of Israel, (ii) Ildani, and (iii) the entities listed in Exhibit A attached hereto.

        WHEREAS, the Investor desires to invest in the share capital of the Company, by purchasing the Purchased Shares (as defined below), upon the terms and subject to the conditions set forth in this Agreement.

        WHEREAS, concurrently with the Closing (as defined below) of the share purchase transaction contemplated herein, the Investor shall purchase from Goldstein (i) 2,000,000 Ordinary Shares of the Company, nominal value NIS 1.00 per share (the “Ordinary Shares”), constituting Goldstein’s entire holdings in the Company (the “Additional Formula Share Purchase”), and (ii) 15,500,000 Ordinary Shares of Formula Vision Technologies (F.V.T.) Ltd. (“FVT”), constituting Goldstein’s entire holdings in FVT (collectively with the Additional Formula Share Purchase, the “Concurrent Purchase Transactions”).

        WHEREAS, the Board has decided to issue to the Investor 2,400,000 Ordinary Shares (the “Purchased Shares”), upon the terms and subject to the conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

1.     Purchase and Sale of Purchased Shares. Upon the terms and subject to the conditions set forth in this Agreement, the Investor agrees to purchase, and the Company agrees to sell and issue to the Investor at the Closing the Purchased Shares, at a price per share of US$15.00 (the “PPS”) and an aggregate purchase price of $36,000,000 (the “Purchase Price”) payable in the United States Dollars.

2.    Closing of Issue and Purchase of Purchased Shares

    2.1        The Closing. The parties shall hold the closing (the “Closing”) at the offices of Naschitz, Brandes & Co., 5 Tuval Street, Tel Aviv, Israel, on the 10th business day following the date on which all the conditions to Closing shall have been satisfied and the General Meeting of Shareholders of the Company approves the transactions contemplated herein (such approval shall be referred to herein as the “Term Precedent”), or at such other date as the Company and the Investor shall agree (the “Closing Date”).

    2.2        Transactions at the Closing. At the Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any required document delivered until all such transactions have been completed and all required documents delivered:

(1) The Investor shall have received from the Company the following documents:

    (a)        True and correct copies of the resolutions of the Company’s General Meeting of Shareholders, substantially in the form attached hereto as Schedule 2.2(1)(a), approving the transactions contemplated herein, which transactions shall include, without limitation;

(b) opinion of counsel to the Company, substantially in the form attached hereto as Schedule 2.2 (1)(b);

(c) A certificate duly executed on behalf the Company by an officer of the Company dated as of the Closing Date (the “Compliance Certificate”), in the form attached hereto as Schedule 2.2 (1)(c);

(d) Copies of the Required Approvals and Notices (as defined below); and

(e) A copy of the Registration Rights Agreement (the “Registration Rights Agreement”) in the form attached hereto as Schedule 2.2 (1)(e), executed by the Company.

    (2)        The Investor shall pay the Purchase Price to the Company by SWIFT wire transfer of immediately available funds to the following Company bank account: Account No. 300845 at Israel Discount Bank Ltd., Branch No. 11 and the issuance of the Purchased Shares in the name of the Investor shall come into effect.

3.     Representations and Warranties of the Company

        The Company hereby represents and warrants to the Investor, and acknowledges that the Investor is entering into this Agreement in reliance thereon, as follows:

    3.1        Organization. The Company is a corporation duly organized and validly existing under the laws of the State of Israel. The Company is duly qualified to conduct its business, and (with respect to those jurisdictions in which the concept of good standing is relevant) is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures which would not reasonably be likely to have a Material Adverse Effect (as defined below). The Company has the requisite corporate power and authority and the necessary governmental authority, franchise, license or permit to own, operate, lease and otherwise to hold and operate its assets and properties and to carry on its businesses as now being conducted.

The Company’s principal direct and indirect subsidiaries are Matrix IT Ltd., Magic Software Enterprises Ltd., BluePhoenix Solutions Ltd., Sapiens International Corporation N.V., Formula Vision Technologies (F.V.T.) Ltd., nextSource Inc. (“nextSource”) and F.T.S. — Formula Telecom Solutions Ltd. (“FTS”) (each of the aforesaid, a “Subsidiary” and, collectively, the “Subsidiaries”).

    3.2        Organizational Documents. Set forth in Schedule 3.2 is a complete and correct copy of the Memorandum of Association and the Articles of Association of the Company and the organizational documents of each of its Subsidiaries, FIS Software Ltd. (“FIS”) and Transtech Control Ltd. (“Transtech”), as amended to date. All of such organizational documents are in full force and effect.

    3.3        Capitalization.

    (a)        The registered share capital of the Company immediately prior to the Closing shall be NIS 25,000,000, which registered share capital is divided into 25,000,000 Ordinary Shares, of which 10,824,780 were issued and outstanding as of December 31, 2004. The capitalization table as of December 31, 2004 of each of the Subsidiaries and FIS, on a fully diluted basis, is attached hereto as Schedule 3.3(a)(1). Except as set forth in the Company’s annual report on Form 20-F for the fiscal period ended December 31, 2003 (the “2003 20-F”) or in Schedule 3.3(a)(2) attached hereto, as of December 31, 2004, there are no other shares, convertible or other securities, outstanding warrants, options, or other rights to subscribe for, purchase, or acquire from the Company or any Subsidiary any securities of the Company or any Subsidiary, and there are not any contracts or binding commitments providing for the issuance of, or the granting of rights to acquire from the Company or any Subsidiary, any securities of the Company or any Subsidiary or under which the Company or any Subsidiary is, or may become, obligated to issue any of its securities.

    (b)        Except as set forth in the 2003 20-F or Schedule 3.3(b)(1), as of December 31, 2004, there are no bonds, debentures, notes or other indebtedness issued by the Company or any of the Subsidiaries and FIS or, to the Company’s knowledge, granted by third parties that have the right to vote on any matters on which the Company’s shareholders may vote. Except for agreements or other documents set forth in the 2003 20-F or in Schedule 3.3(b)(2), there are no outstanding contractual obligations of the Company or any of the Subsidiaries and FIS to repurchase, redeem or otherwise acquire any of the Company’s or any Subsidiary’s or FIS’s share capital. All of the issued and outstanding share capital of the Company has been duly authorized and validly issued and is fully paid and non-assessable.

    (c)        All of the Purchased Shares issuable in accordance with this Agreement shall be, when paid for and issued at the Closing as provided in this Agreement, duly authorized, validly issued, fully paid and non-assessable, shall not be subject to call, forfeiture or preemptive rights, and shall be delivered free and clear of all Encumbrances.

For purposes of this Agreement, the term “Encumbrance” means and includes any interest or equity of any person (including any right to acquire, option, or right of preemption) or any mortgage, charge, pledge, lien, or assignment, or any other encumbrance or security interest over or in the relevant property.

With respect to any representation and warranty made in this Section 3.3, as of December 31, 2004, there have not been any material changes from such date through the date hereof.

    3.4        Authority. The Company has the necessary corporate power and authority to enter into this Agreement and each of the other agreements, certificates or other instruments required to be delivered hereunder by the Company at or prior to Closing (the “Formula Transaction Documents”) and, subject to the fulfillment of the Term Precedent, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the other Formula Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby shall have been, at the Closing Date, duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company shall be necessary to authorize this Agreement and each of the other Formula Transaction Documents or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Investor, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’rights generally and by the application of general principles of equity. Each of the other Formula Transaction Documents, when executed and delivered by the Company, shall have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties thereto, shall constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity.

    3.5        No Conflict; Required Filings and Consents.

    (a)        The execution and delivery of this Agreement by the Company do not, and the execution and delivery by the Company of each of the other Formula Transaction Documents and the performance by the Company of its obligations under this Agreement and each of the other Formula Transaction Documents, will not, with or without the giving of notice or the lapse of time or both, (i) conflict with or violate the organizational documents of the Company, (ii) subject to obtaining the Required Approvals and Notices (as defined below), conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to the Company or by which any of its properties or assets is bound or affected, or (iii)  result in any breach of or constitute a default under, or give to others any rights of termination, amendment, acceleration or cancellation of any material agreement to which the Company is a party, or result in the creation of any Encumbrance on the material properties or assets of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company is bound.

    (b)        The execution and delivery of this Agreement by the Company do not, and the execution and delivery of each of the other Formula Transaction Documents and the performance of this Agreement and each of the other Formula Transaction Documents by the Company, will not, require any consent, approval, authorization or permit of or filing with or notification to, any Governmental Entity (as defined below), by or with respect to the Company, except (i) for applicable requirements, if any, of the consents, approvals, authorizations, permits or notification described in Schedule 3.5 (the “Required Approvals and Notices”), and (ii) where failure to obtain the required consents, approvals, authorizations or permits, or to make such filings or notifications, (A) would not prevent or delay consummation of any of the transactions contemplated by this Agreement or any other Formula Transaction Document in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement or any other Formula Transaction Document in any material respect, and (B) would not reasonably be likely to have a Material Adverse Effect. As used herein the term “Governmental Entity” means any Israeli or U.S. entity exercising executive, legislative, judicial, regulatory or administrative function of or pertaining to government.

     3.6        SEC Filings; Financial Statements; Israeli Filings.

    (a)        During the two-year period immediately prior to the date hereof, the Company has filed all forms, reports, statements and other documents required to be filed with the Securities and Exchange Commission (“SEC”). The Investor has had access, in the form filed with the SEC, together with any amendments thereto, to all of the Company’s (i) Annual Reports on Form 20-F and (ii) proxy statements relating to meetings of shareholders (whether annual or special) (collectively, the “Formula SEC Reports”). In addition, the Company has published as a press release the unaudited and unreviewed financial statements for the first three quarters of 2004, which have been previously delivered to counsel for the Investor (the “2004 Financials”). As of their respective filing or publication dates, the Formula SEC Reports complied as to form in all material respects with the requirements of the United States Securities Exchange Act of 1934 (the “Exchange Act”) applicable to the Company. The Formula SEC Reports did not at the time they were filed or published, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

    (b)        The audited consolidated financial statements of the Company included in the Formula SEC Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as in effect at the time of filing. The financial statements, including all related notes and schedules, contained in the Formula SEC Reports (or incorporated by reference therein), the 2004 Financials, the financial statements of nextSource as of and for the year ended December 31, 2003, the financial statements of FTS as of and for the periods ended December 31, 2003 and September 30, 2004, the financial statements of FIS as of and for the period ended September 30, 2004, and the financial statements of Transtech as of and for the period ended September 30, 2004, present fairly in all material respects the consolidated financial position of the entity or entities covered therein as at the respective dates thereof and the consolidated results of operations and cash flows thereof for the periods indicated, in accordance with United States generally accepted accounting principles (GAAP), except that quarterly financial statements, which are unaudited, may not contain statements of cash flows or comprehensive footnotes and are subject to year-end audit adjustments and as otherwise set forth on Schedule 3.6(b), which adjustments will not be material in amount or significance.

    (c)        Compliance with Israeli securities rules and regulations. During the two-year period immediately prior to the date hereof, the Company has been, in all material respects, in compliance with all applicable regulatory requirements, including without limitation, all filing requirements stipulated by the Securities Act, 1968 and the regulations promulgated thereunder in respect of “dual-listed” companies (the “Israeli Filings”).

    3.7        Operations in the Ordinary Course. Except as set forth in Schedule 3.7 attached hereto or otherwise disclosed in the Formula SEC Reports, Israeli Filings or the 2004 Financials, between September 30, 2004 and the date of this Agreement, the Company has operated its business in the usual and ordinary course consistent with past practices and there has been no event which resulted or is likely to result in a Material Adverse Effect.

For purposes of this Agreement, the term “Material Adverse Effect” means any material adverse effect on the business, as now conducted by, the assets, condition (financial or otherwise), liabilities or operations of, the Company and its Subsidiaries taken as a whole.

    3.8        Litigation. Except as set forth in the 2003 20-F or Schedule 3.8 attached hereto, there are no claims, actions or proceedings pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries, FIS or Transtech, any of their respective properties (or any of their respective officers or directors, in such capacity) before any court, arbitral, mediation or regulatory authority or body, domestic or foreign, that individually or in the aggregate (i) would reasonably be likely to have a Material Adverse Effect, or (ii) challenge or seek to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

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    3.9        Licenses and Permits; Compliance with Laws. Without derogating from the above, the Company, and to the Company’s knowledge, its Subsidiaries, do not lack any permits, licenses, authorizations or approvals necessary to conduct their business, and are not in material violation of Applicable Law or any permits, licenses, authorizations and approvals that have been obtained by them, which the failure to obtain or such violation, as applicable, would reasonably be likely to have a Material Adverse Effect.

As used herein, the term “Applicable Law” means any provision of any statute, law, ordinance, rule, regulation, governmental decree, order, concession, grant, permit or license, or other governmental authorization or approval applicable to the Company.

    3.10        Intellectual Property. For purposes of this Section 3.10, the term “Company” shall refer to the Company, its Subsidiaries, FIS and Transtech. Except as set forth in Schedule 3.10:

    (a)        The Company owns, free and clear of claims or rights or any other Person, with full right to use, or, to the knowledge of the Company, has acquired licenses or other rights to use, all Intellectual Property necessary for the conduct of its business as presently conducted (other than with respect to software which is generally commercially available and not used or incorporated into the Company’s products and open source software which may be subject to one or more “general public” licenses), except as would not be reasonably expected to have a Material Adverse Effect. All works that are used or incorporated into the Company’s services, products or services or products actively under development and which are proprietary to the Company were developed by or for the Company by its current or former employees, consultants or independent contractors or those of its predecessors in interest or purchased or licensed by the Company or its predecessors in interest.

    (b)        The business of the Company as presently conducted and the production, marketing, licensing, use and servicing of any products or services of the Company do not, to the knowledge of the Company, infringe or conflict with any patent, trademark, copyright, or trade secret rights of any third parties or any other Intellectual Property of any third parties in any material respect. The Company has not received written notice from any third party asserting that any Intellectual Property owned or licensed by the Company, or which the Company otherwise has the right to use, is invalid or unenforceable by the Company and, to the Company’s knowledge, there is no valid basis for any such claim (whether or not pending or threatened).

    (c)        No claim is pending or, to the Company’s knowledge, threatened against the Company nor has the Company received any written notice or other written claim from any Person asserting that any of the Company’s present or contemplated activities infringe or may infringe in any material respect any Intellectual Property of such Person and the Company is not aware of any infringement by any other Person of any material rights of the Company under any Intellectual Property Rights.

    (d)        All licenses or other agreements under which the Company is granted Intellectual Property (excluding licenses to use software utilized in the Company’s internal operations and which is generally commercially available) are in full force and effect and, to the Company’s knowledge, there is no material default by any party thereto. The Company has no reason to believe that the licensors under such licenses and other agreements do not have and did not have all requisite power and authority to grant the rights to the Intellectual Property purported to be granted thereby. The Company has complied in all material respects with its obligations pursuant to all agreements relating to Intellectual Property rights that are the subject of licenses granted by third parties, except for any non-compliance that has not had or would not reasonably be expected to have a Material Adverse Effect.

    (e)        All licenses or other agreements under which the Company has granted rights to Intellectual Property to others (including all end-user agreements) are in full force and effect, unless otherwise terminated in accordance with the terms of such licenses or arrangements, there has been no material default by the Company thereunder and, to the Company’s knowledge, there is no material default by any other party thereto.

    (f)        The Company has taken all steps required in accordance with commercially reasonable business practice to establish and preserve its ownership in its owned Intellectual Property and to keep confidential all material technical information developed by or belonging to the Company which has not been patented or copyrighted. To the Company’s knowledge, the Company is not making any material unlawful use of any Intellectual Property of any other Person, including, without limitation, any former employer of any past or present employees of the Company. To the Company’s knowledge, neither the Company nor any of its employees has any agreements or arrangements with former employers of such employees relating to any Intellectual Property of such employers, which materially interfere or conflict with the performance of such employee’s duties for the Company or result in any former employers of such employees having any rights in, or claims on, the Company’s Intellectual Property. Each senior key employee of the Company who the Company believes ought to execute an agreement regarding confidentiality, proprietary information and assignment of inventions and copyrights to the Company has done so, each independent contractor or consultant of the Company who the Company believes ought to execute an agreement regarding confidentiality and proprietary information has done so, and the Company has not received written notice that any employee, consultant or independent contractor is in violation of any agreement or in breach of any agreement or arrangement relating to proprietary information or assignment of inventions. Without limiting the foregoing: (i) the Company has taken reasonable security measures to guard against unauthorized disclosure or use of any of its Intellectual Property; and (ii) the Company has no reason to believe that any Person (including, without limitation, any former employee or consultant of the Company) has unauthorized possession of any of its Intellectual Property, or any part thereof, or that any Person has obtained unauthorized access to any of its Intellectual Property.

For purposes of this Agreement, “Person” means any individual, corporation, trust, association, company, partnership, joint venture, limited liability company, joint stock company, Governmental Authority or other entity, and “Intellectual Property” means patents, patent rights, patent applications, trademarks, trade names, service marks, brand names, logos and other trade designations (including unregistered names and marks), trademark and service mark registrations and applications, copyrights and copyright registrations and applications, inventions, invention disclosures, protected formulae, formulations, processes, methods, trade secrets, computer software, computer programs and source codes, manufacturing research and similar technical information, engineering know-how, customer and supplier information, assembly and test data drawings or royalty rights.

    3.11        Material Agreements. All material agreements that are required to be disclosed by the Company in its Form 20-F (collectively, the “Material Agreements”), are described in the 2003 20-F or in Schedule 3.11 attached hereto. Such Material Agreements are valid and in full force and effect on the date hereof, and, except as set forth in Schedule 3.11 attached hereto, neither the Company nor, to the Company’s knowledge, any other party, has violated any provision thereof, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any Material Agreement except for violations or defaults which would not reasonably be likely to have a Material Adverse Effect.

    3.12        Employees.

(a) The Company has disclosed to the Investor the principal employment terms of each of the two most highly paid individuals employed or hired by the Company.

    (b)        The Company confirms that the senior key employees of the Company and, to its knowledge, its Subsidiaries, who the Company or such Subsidiaries believe ought to execute agreements relating to non-disclosure and non-competition have done so. The Company has delivered to the Investor the employment agreement of Goldstein with FVT and the minutes of the General Meeting of Shareholders of the Company approving the terms of engagement of each of Goldstein and Gad Goldstein. Except as set forth therein, neither Goldstein nor Gad Goldstein is employed or otherwise engaged by the Company or any of its direct or indirect subsidiaries or is otherwise entitled to or receiving any benefits therefrom.

    3.13        Labor Relations. There is not now or has been threatened any material labor dispute, strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to the employees of the Company.

    3.14        Taxation. In the Company’s judgment, the financial statements contained in the Formula SEC Reports make adequate provisions for taxation for which the Company was then liable or accountable, to the extent required under United States GAAP, and the Company has promptly paid or provided in its books of account for all such taxation liability. In the Company’s judgment, the Company (on a stand alone basis) has accrued net operating losses, which, for tax purposes, may be used to offset gains and other income of the Company that otherwise would have been taxable in Israel, in excess of US$50 million.

    3.15        Insurance. The Company has acquired the insurance policies as set forth in Schedule 3.15 hereto, which, based on the opinion of the Company, are adequate to cover the Company’s risks.

    3.16        No Finders Fee. No person or firm has, or will have, as a result of any act or omission by the Company or anyone acting on behalf of the Company, any right, interest or valid claim against the Company or the Investor for any commission, fee or other compensation as a finder or broker or in any similar capacity with respect to the transactions contemplated under this Agreement.

    3.17        Debt. A complete list of the Company’s and its Subsidiaries’ credit line facilities (including the name of the banking institution which provided the facility the aggregate credit amount made available by such banking institution and the actual amounts drawn on account of each such credit line as of February 10, 2005) and all other financial indebtedness is set forth in Schedule 3.17 attached hereto. The Company and its Subsidiaries are not in default under any of the financial or other covenants applicable to such credit lines or other financial indebtedness.

    3.18        Related Party Transactions. Except as set forth in Schedule 3.18:(a) no Related Party (as defined below) has any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company or its Subsidiaries; (b) no Related Party is indebted to the Company or its Subsidiaries; (c) no Related Party has entered into, or has had any direct or indirect financial interest in, any Material Agreement, material transaction or material business dealing with or involving the Company or any of its Subsidiaries; (d) no Related Party is competing, directly or indirectly, with the Company or any of its Subsidiaries; and (e) no Related Party has any material claim or right against the Company or any of its Subsidiaries (other than rights to receive amounts not yet due with respect to compensation for services performed as an employee or director of the Board of Directors of the Company or any of its Subsidiaries).

For purposes of this Section 3.18, “Related Party” shall mean Goldstein and Gad Goldstein.

    3.19        Representations Complete. None of the representations or warranties made by the Company herein or in any Schedule or Exhibit hereto or any of Formula Transaction Documents furnished by the Company pursuant to this Agreement contain or will contain at the Closing Date any untrue statement of a material fact, or omit or will omit at the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

4.     Representations and Warranties of the Investor

        The Investor hereby represents and warrants to the Company, and acknowledges that the Company is entering into this Agreement in reliance thereon, as follows:

    4.1        This Agreement, when executed and delivered by the Investor, constitutes a valid, binding, and enforceable obligation of the Investor.

    4.2        The Investor is an entity duly organized, and validly existing under the laws of the State of Israel, and has all requisite power and authority to carry out the transactions contemplated hereby, and the execution, delivery, and performance of the obligations of the Investor hereunder have been duly authorized by all necessary corporate action.

    4.3        The Investor is a special purpose vehicle formed by the FIMI Opportunity Fund, Ildani and the additional investors listed in Exhibit A attached hereto, for the purpose of effecting the transactions contemplated herein and the Concurrent Purchase Transactions. FIMGold Ltd., the general partner of the Investor has full and exclusive power to take any and all actions on behalf of the Investor and to exercise all rights of the Investor with respect to its interests in the Company. Each shareholder of FIMGold Ltd. is an experienced investor and has the capacity to protect its own interests in connection with the purchase of the Purchased Shares hereunder and has the ability to bear the economic risk of its investment. The Investor is acquiring the Purchased Shares for its own account for investment purposes only and not with a view to or for distributing or reselling the Purchased Shares. The Investor has had an adequate opportunity to obtain information regarding the Company and ask questions and receive answers from the Company’s management.

    4.4        The Investor understands, acknowledges and agrees that the Purchased Shares have not been registered under the securities laws of any jurisdiction, and may not be transferred without such registration or an exemption therefrom. Until registered under the Securities Act or otherwise permitted under the Securities Act, all certificates evidencing any of the Purchased Shares shall bear a legend, prominently stamped or printed thereon, reading substantially as follows:

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or applicable State securities laws. These securities have been acquired for investment and not with a view to distribution or resale, and may not be sold or otherwise transferred without an effective registration statement for such securities under the Securities Act and applicable State securities laws, or the availability of an exemption from the registration provisions of the Securities Act and applicable State securities laws”.

    4.5        The execution and delivery of this Agreement and the consummation of the transactions herein contemplated will not (i) result in any conflict with, breach of, or default (or give rise to any right of termination, cancellation or acceleration or the loss of any benefit) under any of the terms, conditions or provisions of the Investor’s organizational documents or of any material agreement, permit or other instrument or obligation to which the Investor is a party or is bound, or (ii) violate any law or regulation, or any order, injunction, or judgment of any court or any governmental bureau or agency, domestic or foreign applicable to the Investor. No consent or approval by any governmental authority or any third party is required in connection with the execution by the Investor of this Agreement or the consummation by the Investor of the transactions contemplated hereby except for such actions, consents or approvals as have been obtained prior to the execution of this Agreement.

    4.6        No Finders Fee. No person or firm has, or will have, as a result of any act or omission by the Investor or anyone acting on its behalf, any right, interest or valid claim against the Company for any commission, fee or other compensation as a finder or broker or in any similar capacity, with respect to any of the transactions contemplated under this Agreement.

    4.7        Nothing set forth in this Section 4 shall be deemed to detract from or otherwise prejudice the Investor’s reliance on the Company’s representations and warranties set forth in Section 3 above.

5.     Other Agreements.

    5.1        The Investor agrees that any Confidential Information (defined below) obtained pursuant to this Agreement, or provided to the Investor prior to the Closing, will not be disclosed or used by the Investor or any of its parents or representatives without the prior written consent of the Company.

For the purposes of this Section 5.1, Confidential Information shall mean all information, including, but not limited to, financial information, business plans, budgets, customer lists, computer software, source codes, plans, drawings, technical specifications, patents, copyrights, and other intellectual property rights, in any form (paper, disk, or other), relating to the Company or its business. However, Confidential Information shall not include information which, as demonstrated by documentary evidence: (a) was in the Investor’s possession prior to its disclosure; (b) is or becomes available to the public through no fault of the Investor; (c) was disclosed to the public by operation of law; or (d) is rightfully received by the Investor from a third party without a duty of confidentiality.

    5.2        Limitation of Liability. The representations and warranties made herein by the Company shall survive the Closing and shall expire on the 18-month anniversary thereof. In no event shall the Company be liable (i) unless and to the extent that the damages sought by the Investor hereunder exceed US$750,000 in the aggregate, (iii) for damages in excess of US$36,000,000 in the aggregate, or (iii) for any indirect or consequential damages.

6.     Conditions to Closing

    6.1        Conditions Precedent to the Obligation of the Investor to Close. The obligation hereunder of the Investor to purchase the Purchased Shares and pay the Purchase Price is subject to the Term Precedent being complied with within 90 days following the date hereof, and the fulfillment at or before the Closing of the following conditions precedent, any one or more of which may be waived in writing, in whole or in part, by the Investor, which waiver shall be at the sole discretion of the Investor.

    (a)        Accuracy of the Company’s Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the date when made and, except for such changes as are attributable to the Company’s ordinary course of business and do not, in the aggregate, have a Material Adverse Effect on its business or prospects, as of the Closing, as though made at that time.

    (b)        Performance by the Company. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing.

(c) All Deliverables Ready. All documents and other items to be delivered to the Investor at the Closing as specified in Section 2.2 above, shall be duly executed, ready for delivery to the Investor.

    (d)        Concurrent Consummation of the Additional Purchase Transactions. The conditions to the closing (the “Concurrent Closing”) of the Additional Purchase Transactions shall have been satisfied and these transactions shall have been consummated concurrently with the Closing.

    (e)        No Material Adverse Effect. The Company and its Subsidiaries, taken as a whole, shall not have suffered a Material Adverse Effect with respect to the Company’s business and prospects as of the date hereof.

    (f)        Board of Directors: The Board shall be comprised of the following persons: Dan Goldstein (Chairman), Ishay Davidi, Yarom Oren, Gil Weizer, Dafna Sharir, Gad Goldstein and one independent director, and the Company’s shareholders shall have approved the payment, to each of the Company’s non-employee directors, of the same remuneration as shall be paid by the Company to each of the External Directors.

    (g)        The Company shall have amended, and shall have caused its Subsidiaries to amend the applicable covenants and undertakings made by them to various banking institutions, such that neither this Agreement nor the agreement relating to the Concurrent Purchase Transactions will cause the Company or any of its Subsidiaries to be in default under the agreements with such banking institutions relating to the receipt of credit.

    6.2        Conditions Precedent to the Obligation of the Company to Close. The obligation hereunder of the Company to issue and sell the Shares to the Investor is subject to the Term Precedent having been complied with within 90 days following the date hereof, and the fulfillment at or before the Closing of the following conditions precedent, any one or more of which may be waived in writing, in whole or in part, by the Company, which waiver shall be at the sole discretion of the Company.

    (a)        Accuracy of the Investor Representations and Warranties. Each of the representations and warranties of the Investor shall be true and correct in all material respects as of the date when made and as of the Closing, as though made at that time.

    (b)        Performance by the Investor. The Investor shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Investor at or prior to the Closing.

    6.3.        For the avoidance of doubt, in the event that the Term Precedent is not complied with within 90 days, this Agreement shall become null and void and the parties will not have any claims against each other.

7.     Miscellaneous

    7.1        Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

    7.2        Governing Law; Dispute Resolution. This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provision thereof. Any claim arising under or in connection with this Agreement shall be resolved exclusively in the appropriate court in Tel-Aviv, Israel. Each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts and waives and agrees not to assert any objection to the jurisdiction or convenience thereof.

    7.3        Successors and Assigns; Assignment. Except as otherwise expressly stated to the contrary herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns under law (“Ha’avara Al Pi Din”), heirs, executors, and administrators of the parties. Except as otherwise expressly stated to the contrary herein, each of the parties hereto shall not assign or transfer any of its rights or obligations hereunder absent the consent of the other party, which consent shall not be unreasonably withheld.

    7.4        Entire Agreement; Amendment and Waiver. This Agreement and the Exhibits and Schedules hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof. All prior understandings and agreements among the parties (or anyone on their behalf) are void and of no further effect. Any term of this Agreement may be amended, waived, or discharged (either prospectively or retroactively, and either generally or in a particular instance), by a written instrument signed by all the parties to this Agreement.

    7.5        Notices, etc. All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be telecopied or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed to such party’s address as set forth below or at such other address in Israel as the party shall have furnished to each other party in writing in accordance with this provision:

If to the Investor:
c/o FIMI 2001 Ltd.
"Rubinstein House"
37 Petach Tikva Road
Tel Aviv, Israel
Fax: +972-3-5652245

With a copy to:
Sharon Amir, Adv.
Naschitz, Brandes & Co.
5 Tuval Street
Tel-Aviv 67897, Israel
Facsimile: +972-3-623-5021

If to the Company:
Formula Systems (1985) Ltd.
3 Aba Eban Blvd.
Herzlia, Israel
Facsimile: +972-9-959-8877
Attn: General Counsel

With a copy to:
Oded Eran, Adv.
Goldfarb, Levy, Eran & Co.
2 Weizmann Street
Tel-Aviv, Israel
Facsimile: 972-3-608-9837

All such notices shall be deemed to have been duly given to the addressee thereof (i) if hand delivered, on the day of delivery, (ii) if given by facsimile transmission, on the business day on which such transmission is sent and confirmed, (iii) if mailed by registered mail, return receipt requested, five business days following the date it was mailed, to such party’s address.

    7.6        Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default therefore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law, or otherwise afforded to any of the parties, shall be cumulative and not alternative.

    7.7        Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

    7.8        Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

    7.9        Heading, Preamble, and Exhibits. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. The Preamble, Schedules and Exhibits are an integral and inseparable part of this Agreement.

    7.10        Expenses. Each party hereto shall pay its own expenses in connection with the negotiation and preparation of this Agreement and the related agreements and the consummation of the transactions contemplated hereby and thereby, except that if the Closing is effected, the Company shall pay the Investor’s fees of professional advisors for performing legal due diligence and preparing this Agreement in an amount not to exceed $100,000, plus applicable Value Added Tax. Any stamp duty payable with respect to this Agreement (including in connection with the issue of the Purchased Shares) will be borne by the Company.

    7.11        Limitations on Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the Company and the Investor, any rights or remedies under this Agreement.

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IN WITNESS WHEREOF the parties have signed this Agreement as of the date first hereinabove set forth.

Formula Systems (1985) Ltd.	FIMGOLD, Limited Partnership

By: __________________________	By:________________
Name:	Name______________
Title:	Title_______________